Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Novan, Inc.
Morrisville, North Carolina

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-220761) and Form S-8 (No. 333-213854 and No. 333-219913) of Novan, Inc. of our report dated March 27, 2019, relating to the consolidated financial statements which appears in this Form 10-K. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP
Raleigh, North Carolina
March 27, 2019